[LETTERHEAD OF ASARCO INCORPORATED]

                                    October 25, 1999

Douglas C. Yearley
Phelps Dodge Corporation
2600 North Central Avenue
Phoenix, Arizona  85004-3014

                  Re:   Phelps Dodge/ASARCO Merger Agreement

Dear Doug:

     Reference is made to the Agreement and Plan of Merger, dated as of October 5, 1999 (the "Merger Agreement"), among Phelps Dodge Corporation ("Phelps Dodge"), AAV Corporation and ASARCO Incorporated ("ASARCO") and to the notice delivered to you by ASARCO pursuant to Section 5.9 of the Merger Agreement on October 15, 1999.

     Please be advised that, pursuant to Sections 5.9(b) and 7.3(b) of the Merger Agreement, ASARCO is hereby terminating the Merger Agreement effective immediately.

     In accordance with the provisions of Section 7.5 of the Merger Agreement, ASARCO has transferred to Phelps Dodge, by wire transfer of same day funds, $30 million in payment of the ASARCO Termination Fee (as defined in the Merger Agreement).

                                    Sincerely,


                                    Francis R. McAllister


cc:   David W. Heleniak
        Shearman & Sterling

      Michael W. Blair
        Debevoise & Plimpton